Exhibit 15.1

April 30, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Sinopec Shanghai Petrochemical Company Limited and, under the date of March 27, 2013, we reported on the consolidated financial statements of Sinopec Shanghai Petrochemical Company Limited as of and for the years ended December 31, 2011 and 2012 and the effectiveness of Sinopec Shanghai Petrochemical Company Limited’s internal control over financial reporting as of December 31, 2012. On March 27, 2013, we were notified that the auditor-client relationship between KPMG and Sinopec Shanghai Petrochemical Company Limited will cease upon completion of the audit of Sinopec Shanghai Petrochemical Company Limited’s consolidated financial statements as of and for the year ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, and the issuance of our reports thereon. On April 30, 2013, we completed our audit and issued our reports that were included in the Sinopec Shanghai Petrochemical Company Limited’s Form 20-F for the year ended December 31, 2012.

We have read Sinopec Shanghai Petrochemical Company Limited’s statements included under Item 16F of its annual report on Form 20-F for the year ended December 31, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with the statements that: “(1) During the two most recent fiscal years and through April 30, 2013, neither we nor anyone on our behalf consulted PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the registrant’s financial statements, or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 16F(a)(1)(iv) of Form 20-F and related instructions to Item 16-F of Form 20-F) with PwC or a “reportable event” (as described in Item 16F(a)(1)(v) of Form 20-F)”, and “(2) Also, during the two most recent fiscal years and through April 30, 2013, we have not obtained any written report or oral advice that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue.”

Very truly yours,

/s/ KPMG
Hong Kong, China
April 30, 2013